Exhibit 10.2

SEPARATION BY MUTUAL CONSENT AGREEMENT

AND RELEASE OF ALL CLAIMS

This Separation By Mutual Consent Agreement and Release of All Claims (“Agreement”) is made and entered into by and between Roberta “Bobbi” Silten (“Silten”) and Levi Strauss & Co., and its affiliated entities, including parent, subsidiary, and sister corporations (collectively “LS&CO.”), together referred to as “the parties.”

In consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Sabbatical Leave and Related Benefits. In consideration for Silten’s obligations under this Agreement, LS&CO. grants to Silten an unpaid six (6) month sabbatical leave commencing June 1, 2005, which will end no later than November 30, 2005. This leave will be unpaid, but LS&CO. will continue Silten’s medical and other related benefits as though she were employed. During this leave Silten will not accrue TOPP time or other benefits, but will receive service credit for LS&CO.’s retirement plan purposes. At her option, Silten may choose to end the sabbatical leave earlier, and accelerate the receipt of separation pay under Section 3(b) of this Agreement.

2. Separation from Employment. Silten has been employed by LS&CO. since August 21, 1995. Silten has tendered to LS&CO. and LS&CO. has accepted her resignation from the position of Dockers U.S. President & Commercial General Manager at LS&CO. with the end of her responsibilities to occur on May 31, 2005. Silten has been granted by LS&CO. a sabbatical leave which will begin June 1, 2005, and will end no later than November 30, 2005, with no guarantee of employment at the end of her sabbatical. During Silten’s sabbatical leave, she will, in good faith, engage in discussions with LS&CO. regarding other job opportunities at LS&CO. to which she could return at the end of her sabbatical. However, if no mutually agreeable position is identified by the parties by the end of her sabbatical, which may occur at any time prior to November 30, 2005, Silten will activate her separation from the Company, which will allow for the receipt of benefits under this Agreement.

3. Separation Benefits. If Silten signs this Agreement and does not revoke it pursuant to Section 25, below, she will receive the following benefits, which are in addition to anything she is otherwise entitled to or has been paid by LS&CO., including but not limited to, any accrued and unused vacation pay:

(a)	Benefits Continuation. Assuming that Silten is still on sabbatical leave through July, 2005, Silten will be eligible to receive her third payment under the 2004 Long Term Incentive Plan (“LTIP”). The amount of LTIP will be $280,000, subject to withholding for federal and state taxes, will be paid out on the same schedule as all other employees (i.e., July 2005). Additionally, provided that Silten remains on sabbatical leave through the end of the 2005 fiscal year, Silten shall be eligible to receive a pro-rated

2005 AIP payment for the time period she worked (i.e., December, 2004 through May 31, 2005). Silten will receive, in accordance with LS&CO.’s Annual Incentive Guidelines (“AIP”), her 2005 AIP bonus on the same pay schedule as all other employees, i.e., February 2006. This 2005 AIP payout will be subject to withholding of all required federal and state taxes. The monetary value of the 2005 AIP is subject to several factors including, but not limited to, Company performance and employee performance; and therefore, is not guaranteed. However, LS&CO. will pay Silten her pro-rated AIP bonus, based on the actual Company results, funded at 100% of Silten’s target amount of $277,875 (gross), which would result in a pro-rated amount of $138,937.50 (gross).

If, however, Silten chooses to end her sabbatical leave earlier, i.e., prior to the end of the 2005 fiscal year, Silten acknowledges and agrees that she would be ineligible for her 2005 AIP, as she would not meet the eligibility requirements under the plan. Thus, in this sole instance, LS&CO. will pay Silten a one-time, lump sum payment of $50,000 (gross), subject to withholding of all required federal and state taxes. This lump sum payment would be paid to Silten within 15 days of LS&CO.’s receipt of her written notification that she has chosen to end her leave and employment with LS&CO.

(b)	Separation Payment. LS&CO. will pay to Silten, after the completion of her sabbatical, as defined by Section 1, above, and assuming no position was identified to which Silten would return, the amount of one year’s compensation plus incentive target of $705,375 (gross), subject to federal and state withholding, to be paid out in bi-weekly installments during a 12-month period. LS&CO. will commence such separation payments on the next payroll cycle after the completion of her sabbatical.

Silten acknowledges that these payments exceed what a departing employee at her level is entitled to, and that said payments are made in consideration for the promises and obligations herein.

(c)	Executive Coach/Consultant. During the period of the sabbatical and into the separation period, Silten will have the continued services of Rayona Sharpnack, an executive consultant hired by LS&CO. for the benefit of Silten, until Ms. Sharpnack’s contract ends. Silten acknowledges and agrees that should she seek the services of Ms. Sharpnack beyond the end of the Ms. Sharpnack’s current contract, Silten may do so, but at Silten’s sole expense.

(d)

Medical Coverage Continuation and Life Insurance. Silten’s medical coverage will end on November 30, 2005, or on such earlier date as she may elect, if she chooses to end her sabbatical before November 30, 2005. If Silten or her covered dependents timely elect to receive medical coverage continuation under the Consolidated Budget Reconciliation Act of 1986 (“COBRA”), LS&CO. will pay the same percentage of the monthly cost of the COBRA medical coverage, as it paid for Silten’s medical coverage during her active employment for up to the earlier of twelve (12) months, or the date when Silten obtains replacement coverage from another employer. During the period of coverage subsidized by LS&CO., Silten will be responsible for payment of the remainder of the cost of COBRA medical coverage, and for the full cost of any dental or vision coverage she or any member of her family elects. Any failure by Silten to pay her portion of coverage will result in termination of continuation coverage. Any period of subsidized coverage shall be counted towards the 18-month COBRA entitlement. After the Company-subsidized coverage period ends, Silten will be responsible for full payment of her entire COBRA premium. Continuation of COBRA will not extend beyond the date on which Silten becomes eligible for coverage under another group health plan unless the new plan has a pre-existing condition limitation, or Silten is entitled to Medicare. Silten agrees to promptly inform LS&CO. as soon as she becomes covered by another employer. Additionally, LS&CO. will also pay the cost of premiums under its standard basic life insurance of $10,000 for the same 12-month period LS&CO. subsidizes the COBRA, referenced above.

(e)	Email and Voicemail Access. Silten will be provided limited transition/remote access for both her voicemail and email service (including use of her Blackberry) through the end of her sabbatical. Silten’s email and voicemail access will end at the end of her sabbatical, unless she continues employment with LS&CO.

(f)	Relationship to Other Plans. Silten will not receive any benefits pursuant to the Levi Strauss 2003 Executive Severance Benefits Plan or any other LS&CO. plan, or under U.S. law. The benefits provided to her by this Agreement are in lieu of and exceed any benefits to which she might be eligible under any other Plan, scheme, or under U.S. law.

4. Taxes. All separation payments will be treated as wages and will be subject to withholding of applicable taxes and employee social security contributions under United States and California law.

5. Payments on Separation from Employment. LS&CO. will pay Silten all of her earned wages and any accrued and unused vacation on May 31, 2005 These payments (i.e., earned wages and unused vacation) will be paid to Silten regardless of whether Silten signs this Agreement or revokes it, pursuant to Section 25, below.

6. Outplacement Services. Silten will have access to executive outplacement services for up to twelve (12) months, provided that she commences using the service within one (1) month of December 1, 2005. Further, Silten will receive a letter of reference from Phil Marineau that she may use in any job search efforts.

7. Indemnification. LS&CO. will defend Silten with respect to any claims brought against Silten arising out of her employment at LS&CO., provided that LS&CO. shall select defense counsel and control the defense, subject to the consent of Silten, which consent shall not be unreasonably withheld. In the event that Silten and LS&CO. cannot agree on the selection of defense counsel, or on any decision with respect to the defense of a claim, including but not limited to any decision to settle a claim, LS&CO.’s duty to defend shall cease, and Silten shall assume all defense costs from that time forward, subject to later payment by LS&CO. if it is determined that LS&CO. owes Silten a duty of indemnity that includes those costs. In addition, LS&CO. will indemnify Silten to the extent permitted by LS&CO.’s Bylaws, and to greatest extent permitted by law, under the laws of the State of Delaware, or the laws of the State of California, as the case may be, without respect to conflicts of law principles, with respect to any judgment, verdict, or order against Silten for conduct by Silten, which is within the course and scope of her employment as an employee of LS&CO.

8. Release by Silten. In consideration of the sabbatical and separation payments provided in this Agreement, Silten, on behalf of herself, her successors, heirs, administrators, executors, assigns, attorneys, agents and representatives, and each of them, irrevocably and unconditionally waives, releases, and promises never to assert against LS&CO., and its present and former parent companies, affiliates, subsidiaries, officers, directors, present and former employees, attorneys, insurers, agents, successors, and assigns, and each of them (collectively “releasees”), any and all debts, claims, liabilities, demands, and causes of action of every kind, nature and description she may have against releasees, including all those arising out of or related to Silten’s employment with, and separation from LS&CO., or any affiliate, or any other claim of any kind arising from any act that occurred during Silten’s employment with LS&CO. including the separation of employment contemplated by this Agreement.

These claims include, but are not limited to, claims arising in any jurisdiction in the world, including any claims under U.S. federal, state, or local statutory or common law such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act; the California Civil Code, the California Labor Code, the California WARN Act (Cal. Labor Code §§1400 et seq.), claims arising under contract or any alleged breach of tort law; and claims arising out of any law or public policy of the United States of America, the State of California, or any other governmental entity.

Silten accepts the amounts to which she is entitled by virtue of this Agreement as final settlement of accounts between the parties and declares expressly that, subject to performance of this Agreement, neither LS&CO. nor any company affiliated with LS&CO. -wherever located - will have any further obligations vis-à-vis her. Silten confirms that she has no further rights or claims - and to the extent relevant she knowingly and expressly waives any and all of such rights and claims - against LS&CO.

or any of its affiliates, wherever located and under any applicable laws of any relevant jurisdiction, on the basis of the employment relationship and/or the termination of the employment contract, including (without limitation) with respect to salary, bonuses, commissions, vacation pay, termination, discrimination, outplacement benefits, relocation benefits, protection indemnities of any nature, any other indemnities or on any other basis whatsoever.

Silten, moreover, expressly waives the right to invoke any factual or legal error or any omission whatsoever pertaining to the existence and extent of her rights.

Nothing in this Agreement constitutes a waiver of any pension or long term incentive benefits which may become legally vested as of November 30, 2005 (provided that she does not end her sabbatical before that date). Nothing in this Agreement constitutes a waiver of Silten’s right to payment of funds allocated to her participation in the Deferred Compensation Plan created January 1, 2003, which funds shall be paid in a lump sum within sixty (60) days of the effective date of her resignation under Section 2. Nothing in this Agreement shall constitute a waiver of Silten’s eligibility to receive any payment under the Employee Savings & Investment Plan (“ESIP”) applicable to the LS&CO. fiscal year 2005. Silten acknowledges that she may withdraw funds from her ESIP account or leave them in the account, or contribute to the account further, at her election, subject to the terms of the ESIP.

9. No Existing Claims. Silten warrants that neither Silten nor her successors, heirs, administrators, executors, assigns, attorneys, agents, or representatives have any existing claims against LS&CO., or any of its present or former employees, and have not (1) filed, nor intend to file, any complaints, charges, grievances, or lawsuits against releasees, or any other person or entity which is released by this Agreement, with any federal, state, or other court or agency in any jurisdiction inside or outside the United States, (2) commenced, nor intend to commence, any arbitration or other dispute resolution process. Silten for herself, her successors, heirs, administrators, executors, assigns, attorneys, agents, and representatives, warrants that they will not do so at any time hereafter, and that if any such other complaint, charge, lawsuit, or arbitration has been filed, it will be immediately dismissed with prejudice.

10. Section 1542 Waiver. Silten waives all rights under California Civil Code section 1542, and any similar statute or rule of decision in any other jurisdiction. Section 1542 reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.”

By waiving all rights under section 1542, Silten acknowledges that this release includes all claims, demands, or causes of action, attorneys’ fees and costs that Silten may have against releasees. It is understood and agreed by Silten that this Agreement waives Civil Code section 1542, and is a full and final release, and that it will extinguish claims, demands and causes of action that are known or unknown, foreseen, or unforeseen, anticipated or unanticipated, of every kind, nature and character Silten may have against LS&CO.

11. No Admission of Liability. This Agreement is not an admission of liability on the part of releasees, or any of their present or former directors, officers, employees, shareholders, or agents. This Agreement is not an admission, directly or by implication, that releasees, or any of them, has violated any law, regulation, rule, or contractual right, or any other duty or obligation of any kind, including any duty or obligation owed to or allegedly owed to Silten.

12. Confidentiality.

Silten agrees that, unless required by law, or specifically authorized by LS&CO. in advance, she will not directly or indirectly use or disclose to others any information regarding any confidential or proprietary information or trade secrets concerning LS&CO.’s business practices, market research, marketing plans or strategies, new product plans, product projections, financial data or information, product plans or product information, distribution information, sourcing information, customer or vendor information, product marketing campaigns or programs, information about LS&CO. personnel, or any other information considered to be confidential by LS&CO. This information remains confidential and Silten’s legal duty to keep this information confidential continues after her employment at LS&CO. has come to an end. The parties agree, however, that information will not be deemed confidential if (1) it was in the public domain at or after the time communicated to Silten by a disclosure through no fault of Silten; or (2) it was developed independently by Silten without any relationship to her employment at LS&CO.

13. Non-Disparagement. Silten and LS&CO., specifically those members of the Worldwide Leadership Team, each agree not to disparage the other, and Silten agrees not to disparage any present or former officer, employee, or director of the Company.

14. Return of Property. Silten agrees to account for and return within 14 business days of the Effective Date of this Agreement all LS&CO. property in her possession or under her control. Silten agrees that payment of her separation payments, enumerated in Paragraph 2 above, is contingent upon the receipt of this LS&CO. property. “LS&CO. property” includes laptop computer, cellular telephone, credit cards, identification badge, keys, customer lists, customer information, samples, documents, including all forms of electronic documents, samples, prototypes, software, calendars, and policy manuals. As soon as Silten’s Company email access ceases under Section 3(e), Silten will return the laptop computer, Blackberry and all remaining property of LS&CO. in her possession to LS&CO.

15. Future Employment. Silten acknowledges that any employment or contractual relationship she has had with LS&CO. terminates irrevocably in accordance with this Agreement, and Silten agrees to waive any claim for reinstatement or rehire.

16. Attorneys’ Fees and Costs. The parties will bear their own fees and costs incurred in connection with this Agreement.

17. Non-Assignment of Claims. Silten represents and warrants that she has not assigned or otherwise transferred any interest in any claim that is the subject of this Agreement.

18. Advice of Counsel. In executing this Agreement, Silten acknowledges that she has had the opportunity to consult with, and be advised by, an independent lawyer of her choice, and that she has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.

19. Ambiguities. Silten has reviewed this Agreement, and has had a full opportunity to negotiate its contents. Silten expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Silten agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.

20. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties. It supersedes all prior understandings and agreements, both oral and written. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter of the Agreement. This Agreement may be modified only in a writing that is signed by both an authorized representative of LS&CO. and Silten.

21. Choice of Law. The parties agree that the formation, terms, and construction of this Agreement are governed by the laws of the State of California, and where applicable, of the United States.

22. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions will not be affected.

23. Arbitration of Disputes. The parties shall attempt to settle all disputes arising under this Agreement through good faith consultation. In the event no agreement can be reached regarding a dispute within thirty (30) days, after notification, in writing, by either party to the other concerning said dispute, the parties agree that the dispute will be submitted to mandatory binding arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) in effect at the time of the dispute. The arbitration will be held in San Francisco, California, and will be subject to the Federal Arbitration Act. If the parties cannot agree on an arbitrator, then they will request panel of five (5) arbitrators from AAA and engage in a striking process for the selection of the arbitrator to hear the dispute. The prevailing party in the arbitration, as determined by the arbitrator, will be entitled to recover that party’s reasonable costs and expenses, including reasonable attorneys’ fees and expert fees and costs, incurred in connection with the arbitration proceeding to the fullest extent allowed by law. This arbitration procedure is intended to be the exclusive method of resolving any claim for breach of this Agreement.

24. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Silten’s heirs, executors, and administrators, if any, and will be binding upon and will inure to the benefit of the individual or collective successors and assigns of LS&CO., and all of its present and former directors, officers, employees, shareholders, agents, and all persons acting by, through, or in concert with any of them.

25. Notification of Rights Under the Older Workers Benefit Protection Act. The following notification is contemplated by the Older Workers Benefit Protection Act.

Silten will have 21 days starting from the commencement of her sabbatical leave on June 1, 2005, in which to accept the terms of this Agreement, although she may accept this Agreement at any time within those 21 days. Silten is advised to and has consulted with an attorney about the Agreement. By signing this Agreement, Silten understands that she is knowingly and voluntarily releasing her rights to pursue any claim under the Age Discrimination in Employment Act, as well as other types of claims. Silten acknowledges that this Agreement does not apply to any new claims that may arise after the effective date of this Agreement.

To accept the Agreement, Silten must sign and date the Agreement and return it to Fred Paulenich at LS&CO. Once Silten does so, she will have an additional seven (7) days in which to revoke her acceptance. To revoke, Silten must send to Fred Paulenich at LS&CO. a written statement of revocation by fax or by first class mail. If Silten does not revoke, the eighth day after the date of her acceptance will be the “Effective Date” of this Agreement.

By signing this Agreement, Silten agrees that she will not pursue any claim covered by it. If she breaks this promise, she agrees to pay LS&CO.’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims other than claims under the Older Workers Benefit Protection Act (OWBPA) and the Age Discrimination in Employment Act (ADEA). In spite of this Agreement, she still retains the right to challenge the knowing and voluntary nature of this Agreement under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any state or local agency permitted to enforce those laws, and this release does not impose any penalty or condition for doing so. Silten understands that nothing in this Agreement prevents her from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC or any state or local agency which can act as a referral agency for the EEOC. Silten understands, however, that if she successfully pursues a claim against LS&CO. under the OWBPA or the ADEA, LS&CO. may seek to set off the amount of the separation pay and benefits that were paid to her for signing the Agreement against any award she obtains. If she unsuccessfully pursues a claim against LS&CO. under the OWBPA or the ADEA, then LS&CO. may be entitled to recover its costs and attorneys’ fees to the extent specifically authorized by federal law.

The undersigned have read the foregoing Agreement, and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences.

Dated:
ROBERTA “BOBBI” SILTEN

LEVI STRAUSS & CO.

Dated:	By:
FRED D. PAULENICH
	Its	Senior Vice President – Worldwide Human Resources